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Script for April 24, 2006, Conference Call re Earnings Release
NORMAN STOUT: Good afternoon, this is Norman Stout, Chief Executive Officer. With me today are Craig Rauchle, President and Chief Operating Officer, Kurt Kneip, Senior Vice President and Chief Financial Officer, Jeff Ford, Divisional President and Chief Technology Officer, and John Gardner, General Counsel. John, if you could read the prefacing statement please.
JOHN GARDNER: Securities Litigation Reform Act language regarding Forward-Looking Statements (to be read at the beginning of the call).
During the course of this conference call we may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that such statements are just predictions, and that actual events or results may differ materially. We refer you to the documents the company files from time to time with the Securities and Exchange Commission, specifically the company’s last filed Annual Report on Form 10-K and quarterly reports on Form 10-Q. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements.
NORMAN STOUT: Comments regarding the nature of this call.
Before we open up the call for your questions, I’d like to briefly discuss an important matter with respect to our upcoming 2006 Annual Meeting of Shareholders.
As I’m sure most of you know by now, Steve Mihaylo, the Company’s former CEO, has publicly indicated that he intends to nominate a slate of three directors, including himself, for election at the meeting. He also said he plans to submit several shareholder resolutions, including a resolution urging a sale of the Company, to be voted on at that meeting.
Just to be clear, we have previously offered the Company’s former CEO two seats on the Board, proportionate to his equity stake in the Company. We have also repeatedly expressed our willingness to meet with his representatives to discuss his interest in acquiring Inter-Tel.
We are working to take advantage of the significant commercial opportunities and growth prospects available to Inter-Tel. Our Board is committed to maintaining the highest standards of corporate governance and to continuing to act in the best interests of all shareholders.
With that, the purpose of today’s conference call is to discuss first quarter results and I would ask that you please confine your questions to this topic. We will not be taking any questions regarding the actions of our former CEO or the Annual Meeting.
NORMAN STOUT PRESENTATION:
•	Thank Inter-Tel employees and Associates for ongoing hard work, dedication and commitment. We are fortunate to be surrounded by such a tremendous group of individuals.

•	Brief overview of the net sales and earnings results for the first quarter of 2006 compared to 2005.
1.	Disappointed in our sales level but not too surprising given the state of our product transition

2.	The lower sales volume in system sales from our direct sales offices not only effected top line sales but also gross margins and operating margins

3.	In lower line sizes, specifically those < 100 lines, we grew our business in both the direct and dealer channels; this is due to:
•	Having a full suite of products, from all digital to IP enabled to all IP.

•	Continued success of our managed services sales approach.

•	Sales from our Lake organization were weaker than anticipated as sales of Lake’s new product line has been slow to take off.
4.	In larger line sizes, specifically those > 100 lines we did not grow our business as we do not have the full suite of products. Although our current products in this size range have full IP capabilities and features, the product is an IP-enabled product, but may be perceived in the field as a legacy solution. The 5600 system is expected to be released late in the second quarter and this will address systems needing all IP in the 100 — 250 line size.

5.	We expect to continue to sell Axxess systems into the future, as we believe the systems meet the needs of a sizeable group of customers.

6.	We saw continued success in our network services business

7.	We began to see improvement in our national, government and education group, in spite of not releasing the 5600 until late the second quarter as currently projected.

•	In particular, I would also like to thank our marketing and product development people for their efforts in bring our new products to market and for successful industry analyst meetings in early April. Thank you for a job well done and for your continuing efforts as we enter a period in Inter-Tel’s history with the prospective roll-out of such exciting new products.

•	Introduce Kneip to present the detailed earnings results.
KNEIP PRESENTATION:
FINANCIAL RESULTS OF THE QUARTER ENDED MARCH 31, 2006, COMPARED TO 2005
NOTE: Selected information will be presented “with and without” the impact of (1) FAS 123R, (2) Legal Expenses associated with the Legal settlement recorded in the fourth quarter of 2005, and (3) the effect of the write-off of the in-process research and development (IPRD) associated with the Lake acquisition completed in the first quarter of 2005 totaling $2.6 million:
2006 FAS 123R COSTS
•	2005 results include costs associated with expensing of stock options and ESPP shares. Q1 2006 costs totaled $1.1 million before income taxes, which is spread between COGS, R&D and SG&A in our financial statements for the quarter.
2006 ADDITIONAL LEGAL COSTS
•	2005 results include legal costs incurred with a legal settlement closed during the first quarter but recorded during the fourth quarter of 2005. 2006 first quarter costs totaled $1.3 million before income taxes.
2005 IN-PROCESS RESEARCH & DEVELOPMENT (IPRD) WRITE-OFF
•	2005 GAAP results include a write-off of IPRD costs associated with the Lake acquisition.

•	The write-off totaled approximately $2.6 million.
SALES
•	Sales for the quarter were $106.9 million, compared to $105.6 million for the same period in 2005, or an increase of 1.2%.

•	Slightly Higher relative net sales during the quarter were primarily the result of:
1.	Lake Acquisition in March 2005 (3 months of Lake revenues compared to 1 month in 2005),

2.	We experienced higher revenues in all divisions except for our direct sales offices:
•	Direct sales offices (including Lease financing) decreased 10.7% compared to 2005.

•	Government, National and Education Accounts increased 31.9%

•	DataNet increased 15.1%.

•	Dealer network and distribution division sales increased 2.0%.

•	Revenues from the local, long distance and network services increased 13.3% compared to 2005.

•	International revenues (including Lake) increased 54.8% compared to 2005.
3.	We experienced competitive and product transition issues, which impacted not only sales, but also gross profit and operating margins on a consolidated basis.
GROSS MARGIN
•	Gross Profit decreased 1.3% to $53.3 million for the first quarter, compared to $54.0 million in 2005.

•	The Gross Margin percentage for the first quarter of 2005 decreased to 49.8%, compared to 51.1% for the first quarter of 2005.

•	Non-GAAP pro forma Gross Margin percentage was 49.9% in the first quarter of 2006 excluding the impact of FAS 123R expenses in cost of sales.

•	Gross profit and gross margin for the first quarter of 2006 were also lower than 2005 due in part to:
1.	Discounting and lower product margins in direct, dealer and distribution sales
•	Increased competitive and pricing pressures, product discounts;

•	Lower than expected revenues led to lower absorption of fixed costs;

•	Lower relative sales through direct sales offices (including Lease financing) compared to 2005, where gross margins tend to be higher relative to other divisions within the Company;

•	Sales increases in division that generate lower gross margins, including long distance resale, government and national accounts, and DataNet operations.
2.	Product Mix and Margins: Product transition; some lower margins on new products, including higher costs until we achieve higher volumes to reduce manufacturing costs of these new products.

3.	Retail recurring revenues increased as a percentage of total RTL sales; however, consolidated margins still declined because of the items mentioned previously.
RESEARCH AND DEVELOPMENT (R&D)
•	R&D expenses decreased 1.8% to $8.3 million, or 7.8% of consolidated net sales in 2006, compared to $8.5 million, or 8.0% of net sales in 2005. R&D costs decreased compared to Q1’05, primarily due to:
•	Lower third-party consulting costs,

•	Lower relative project costs,

•	Offset in part by increased costs attributable to FAS 123R expensing of stock options and ESPP shares.
•	Non-GAAP pro forma R&D was $8.0 million, or 7.5% of net sales in the first quarter of 2006, a decrease of 5.2% excluding the impact of FAS 123R expenses compared to the same period in 2005.

•	The number of R&D personnel was relatively flat at 3-31-06 compared to 3-31-05, but up slightly compared to 12/31/05.

•	Inter-Tel continues its focus on product development and investment in R&D.
SELLING, GENERAL & ADMINISTRATIVE EXPENSES and AMORTIZATION EXPENSES
•	GAAP SG&A expenses decreased 0.5% to $38.5 million compared to $38.7 million in 2005, and decreased as a percentage of net sales from 36.7% in 2005 to 36.0% in 2006.

•	Non-GAAP pro forma SG&A was $37.8 million, or 35.4% of net sales in the first quarter of 2006, a decrease of 2.3% excluding the impact of FAS 123R expenses compared to Q1 2005.

•	Amortization expenses increased 48.3% from $762,000 in 2005 to $1.1 million in 2006. The increase is attributable to amortization of purchased intangibles acquired in the Lake acquisition in 2005.

•	The following items also impacted SG&A:

1.	We reduced personnel/headcount in the direct sales offices and our overall headcount is down approximately 150 people company-wide.

2.	Offset in part by:
•	Increased costs from acquired Lake operations (3 months in 2006 compared to 1 in 2005),

•	Our bad debt expense decreased 12% compared to 2005 ($1.1 million in 2006 vs. $1.25 million in 2005).
INCOME FROM OPERATIONS
•	2006 GAAP Operating income was $4.0 million compared to $3.4 million in the first quarter of 2005, an increase of 17.0%.

•	Pro Forma Operating Income (excluding FAS 123R and legal for 2006 and the Lake IPRD charge for 2005) was $6.4 million, an increase of 5.5% compared to the first quarter of 2005.
OTHER INCOME & EXPENSES
•	Total other income and expenses in 2006 was $1.3 million compared to $1.0 million in 2005:
1.	Interest and income increased $0.3 million in 2006 compared to 2005,

2.	We recorded foreign transaction losses of $4,000 in 2006 compared to gains of $52,000 in 2005,

3.	Interest expense was nominal in each period, but down slightly in 2005 compared to 2004.
NET INCOME & EPS (and non-GAAP Disclosures)
•	GAAP Net income in the first quarter of 2006 was $3.2 million, an increase of 63.5% compared to $2.0 million GAAP Net Income in the first quarter of 2005.

•	Pro Forma Net Income, excluding the FAS 123R and Legal costs in the first quarter of 2006, was $4.8 million, an increase of 5.0% compared to $4.6 million in 2005, excluding the IPRD charge associated with the Lake acquisition.

•	GAAP EPS was $0.12 per diluted share in the first quarter of 2006, including FAS 123R and legal costs associated with the legal settlement, compared to $0.07 per diluted share in the first quarter of 2005, including the IPRD charge of $0.09 per diluted share.

•	Pro Forma EPS, excluding the FAS 123R and Legal costs in the first quarter of 2006, was $0.18 per diluted share, an increase of 8.0% compared to $0.16 per diluted share for 2005, excluding the IPRD charge associated with the Lake acquisition.

•	The GAAP effective tax rate decreased in 2006 compared to 2005 primarily due to the impact of the nondeductible IPRD charge in connection with the Lake stock purchase (vs. an asset purchase) in 2005. However, the rate is higher than anticipated for the first quarter of 2006, primarily due to two factors: (1) failure of the R&D credit to be extended for federal income tax purposes, and (2) lower tax benefits received from new FAS 123R expenses. The 2006 first quarter GAAP tax rate was 39.2% compared to 55.5% in the first quarter of 2005.
Preliminary Selected Balance Sheet and Cash Flow Information
•	Cash and short-term investments increased to $176.3 million, an increase of $8.8 million compared to 12-31-05, primarily due to cash generated from operations and stock option exercises, offset in part by Capital Expenditures of $1.0 million and Dividends paid of $2.1 million.

•	Our Accounts Receivable balances increased slightly $0.2 million to $44.3 million compared to $44.1 million at 12-31-05.

•	Days Sales Outstanding were 37.3 days (on 90 day basis), compared to 35.8 days (90 day basis) and 35.8 days (Trailing Twelve Month basis) at 12-31-05.

•	Net Inventories increased by $1.1 million to $20.7 million compared to $19.6 million at 12-31-05.

•	Our Inventory turns were 11.0 times in the first quarter of 2006 compared to 11.5 times for the year ended 12-31-05.

•	Depreciation and amortization increased 9.6% to $3.4 million in the first quarter of 2006 compared to $3.1 million for the comparable period in 2005.
Operator, we will now open up the lines for Q&A. As a reminder, as discussed at the outset of this call, the purpose of today’s conference call is to discuss first quarter results only and we ask that participants please confine ALL questions to this topic. We will not be taking any questions regarding the actions of the former CEO or the Annual Meeting.
Norman Stout Wrap up after Q&A:
•	Thank you to all for participation on this call. Once again I would like to take this opportunity to thank Inter-Tel employees, Associates and shareholders. We look forward to speaking with you again on our next conference call.
Additional Information
In connection with its 2006 annual meeting of stockholders, Inter-Tel Incorporated filed a notice of annual meeting and revised preliminary proxy statement with the Securities and Exchange Commission (“SEC”) with a filing date of April 18, 2006. STOCKHOLDERS OF INTER-TEL ARE URGED TO READ THE NOTICE OF ANNUAL MEETING AND DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the notice of annual meeting and definitive proxy statement and other documents when they become available by contacting investor relations at investorrelations@inter-tel.com, or by mail at Inter-Tel Incorporated Investor Relations, 1615 South 52nd Street, Tempe, Arizona 85281, or by telephone at 1-480-449-8900. In addition, documents filed with the SEC by Inter-Tel are available free of charge at the SEC’s website at www.sec.gov.
Inter-Tel Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Inter-Tel in connection with the 2006 annual meeting of stockholders. Information regarding the special interests of these directors and executive officers in the proposed election of directors is included in Inter-Tel’s notice of annual meeting and preliminary proxy statement for its 2006 annual meeting as described above. This document will be available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at Inter-Tel as described above.
The webcast will be archived on the Web site www.inter-tel.com. To access the replay, select “News & Events” from the top navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the webcast will be available on the Internet until April 24, 2007.